Exhibit 99.(d)(ii)(b)

APPENDIX A

INVESTMENT SUB-ADVISORY AGREEMENT

NAMES OF FUNDS

Syntax Stratified LargeCap ETF

Syntax Stratified MidCap ETF

Syntax Stratified SmallCap ETF

Syntax Stratified LargeCap II ETF

Syntax Stratified U.S. Total Market ETF

Syntax Stratified U.S. Total Market Hedged ETF

Syntax Stratified U.S. 1000 ETF

Syntax Stratified Europe & Asia Developed Markets ETF